Exhibit 99.1

January 5, 2022

Investor Relations Contact:
Amy Theaumont
Amy.Theaumont@franklintempleton.com
(617) 433-2543

Franklin BSP Lending Corporation and Franklin BSP Capital Corporation,

Affiliates of Benefit Street Partners, Acquire Encina Equipment Finance, LLC

NEW YORK, N.Y. – January 5, 2022 – Franklin BSP Lending Corporation (“FBLC”) and Franklin BSP Capital Corporation (“FBCC”), business development companies advised by affiliates of Benefit Street Partners L.L.C. (“BSP”), today announced the acquisition of substantially all of the equity interests of Encina Equipment Finance, LLC (“Encina Equipment” or “EEF”), a leading non-bank equipment finance platform providing secured leases and loans to middle-market companies. The acquisition provides EEF with a capital base to support the continued expansion of its platform as a leading equipment finance solutions provider in the US and Canada.

Encina Equipment provides leases and loans secured by revenue-producing, essential-use equipment ranging in size from approximately $5 million to $50 million to middle-market, non-investment grade companies across a range of industries. Since its inception in 2017, EEF has underwritten more than 125 transactions totaling over $1 billion in cumulative funded volume.

Encina Equipment will continue to be led by Rick Matte, its President and CEO, and remain headquartered in Westport, CT. As part of the transaction, members of the management team will retain a minority ownership interest in EEF. Encina Equipment will operate independently as a portfolio company of FBLC and FBCC.

In connection with this announcement, Mr. Matte said, “We are excited to embark on our company’s next stage of growth and look forward to collaborating with BSP to continue to provide critical equipment financing solutions to our clients. BSP’s credit expertise and cultural fit, combined with a permanent capital base, make it an ideal partner for EEF. The management team and I are also incredibly appreciative of the foundation and support we have received from our founding partners at Encina Capital Partners and funds managed by Oaktree Capital Management, L.P. to position our firm for this next phase.”

“EEF represents a compelling investment opportunity for our two BDCs,” said Richard Byrne, President of BSP and CEO of FBLC and FBCC. “The Encina Equipment team has built a best-in-class equipment finance platform that is well positioned for continued growth. EEF complements our core private debt business and broadens the suite of financing solutions across our platform. We are excited to partner with Rick and the rest of the EEF team.”

Andrew Salter, Founder and CEO of Encina Capital Partners, commented, “I am grateful for the tremendous support that we’ve received from funds managed by Oaktree Capital Management, L.P. and our lender group as well as the significant contributions from my partners Willie Brasser, Ron Fontana and Jason Wolff, and I’m confident that EEF is well positioned for a highly successful next chapter with BSP.”

BofA Securities served as exclusive financial advisor to FBLC and FBCC. Wells Fargo Securities, LLC served as exclusive financial advisor to EEF. Skadden, Arps, Slate, Meagher & Flom LLP and Reed Smith LLP served as legal advisors to EEF. Hogan Lovells US LLP, Dechert LLP and Ropes & Gray LLP served as legal advisors to BSP.

About Encina Equipment Finance

Launched in June 2017, Encina Equipment Finance provides loans and leases ranging in size from $5 million to $50 million secured by essential-use machinery and equipment. The platform provides financing to both privately owned (sponsor and non-sponsor) and publicly traded companies across a wide range of collateral types and industries (including, but not limited to, construction, distribution, energy, food processing, health care, information technology, manufacturing, mining, paper & packaging, and transportation). To learn more, visit http://equipmentfinance.encinacapital.com/.

About Franklin BSP Lending Corporation

FBLC is a non-listed business development company with a $2.5 billion investment portfolio as of September 30, 2021. FBLC’s investment portfolio primarily consists of loans to middle-market companies. FBLC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. FBLC is managed by its investment adviser, Franklin BSP Lending Adviser, L.L.C., an affiliate of Benefit Street Partners L.L.C. For further information, please visit www.bdcofamerica.com. This press release is not an offer to sell any securities issued by FBLC and is not soliciting an offer to buy such securities.

About Franklin BSP Capital Corporation

FBCC is a non-listed business development company with $600 million of investor commitments as of September 30, 2021. FBCC’s investment portfolio primarily consists of loans to middle-market companies. FBCC has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. FBCC is managed by its investment adviser, Franklin BSP Capital Adviser L.L.C., an affiliate of Benefit Street Partners L.L.C. This press release is not an offer to sell any securities issued by FBCC and is not soliciting an offer to buy such securities.

About Benefit Street Partners

Benefit Street Partners L.L.C. is a leading credit-focused alternative asset management firm with approximately $36 billion in assets under management as of November 30, 2021. BSP manages assets across a broad range of complementary credit strategies, including private/opportunistic debt, structured credit, high yield, special situations, long-short liquid credit and commercial real estate debt. Based in New York, the BSP platform was established in 2008. BSP is a wholly owned subsidiary of Franklin Resources, Inc. For further information, please visit www.benefitstreetpartners.com.

About Franklin Templeton

Franklin Resources, Inc. (NYSE:BEN) is a global investment management organization with subsidiaries operating as Franklin Templeton and serving clients in over 165 countries. Franklin Templeton’s mission is to help clients achieve better outcomes through investment management expertise, wealth management and technology solutions. Through its specialist investment managers, the company brings extensive capabilities in equity, fixed income, multi-asset solutions and alternatives. With offices in more than 30 countries and approximately 1,300 investment professionals, the California-based company has over 70 years of investment experience over $1.5 trillion in assets under management as of November 30, 2021. For more information, please visit franklintempleton.com.

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